SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   September 12, 2006

Commission File Number 000- 51158

TRUEYOU.COM, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
13-4024017
(IRS Employer Identification No.)

Building No. 501, Fifth Floor, 7 Corporate Park, Norwalk, CT 06851
(Address of principal executive offices)

Registrant’s telephone number including area code: (203) 295-2121

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

        On September 12, 2006, TrueYou.Com Inc., a Delaware corporation (the “Company”), entered into a letter of intent to acquire Nouvisage Corp. (“Nouvisage”).

        Pursuant to the letter of intent, the transaction will be structured as an acquisition of all of the capital stock of Nouvisage in exchange for newly issued shares of Series B Preferred Stock of the Company, par value $0.001 per share (the “Shares”), each of which is convertible into 10,000 shares of Common Stock of the Company, par value $0.001 per share The acquisition is intended to qualify as a tax-free exchange under the Internal Revenue Code of 1986.

        The purchase price for the Shares will be $6,500,000, subject to adjustment (the “Purchase Price”) and will be paid in Shares pro rata to the stockholders of Nouvisage (the “Sellers”) at the closing of the acquisition (the “Closing”).

        The letter of intent may be terminated by either party if the acquisition does not close by January 10, 2007 (the “Termination Date”). Pursuant to the letter of intent, the Sellers and Nouvisage have agreed not to solicit, initiate, or encourage submission of or receive proposals or offers from another party until the Termination Date.

        The obligations of the parties to close the acquisition are subject to certain closing conditions, including (i) the satisfactory completion by the Company of its legal and financial due diligence, (ii) the approval by the board of directors of the Company, (iii) the closing of a financing of at least $19.0 million in gross proceeds to the Company, (iv) the execution of an employment agreement between the Company and John Buckingham, the Chief Executive Officer of Nouvisage (the “Employment Agreement”), and (v) the completion of an audit of the financial statements of Nouvisage for the three years ended June 30, 2006 and a review of any interim financial statements. Pursuant to the letter of intent, the parties agreed to negotiate in good faith a stock purchase agreement, a registration rights agreement, the Employment Agreement and such other agreements as may be appropriate or desirable to the parties. The parties also agreed to negotiate a Strategic Alliance Agreement.

        Upon the signing of the letter of intent, the Company agreed to advance $75,000 to Nouvisage and agreed to advance an additional $225,000 prior to the Closing, which amounts will be paid in four installments based on the occurrence of certain specified events. In addition, Nouvisage agreed to provide security of its obligations through the issuance of promissory notes which will allow the holder to convert such promissory notes into an aggregate of 17% of Nouvisage’s common ownership if not repaid. Pursuant to the letter of intent, if the acquisition does not close, Nouvisage will refund to the Company all amounts paid to Nouvisage, except for documented transaction costs of up to $75,000, in six equal monthly installments.

        The foregoing summary of the letter of intent is qualified in its entirety by reference to the full text of the letter of intent, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(c)	Exhibits
10.1	Letter of Intent dated September 12, 2006, between TrueYou.Com Inc. and Nouvisage Corp.

SIGNATURES

        Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 14, 2006

TRUEYOU.COM INC. By /s/ Matthew Burris Name: Matthew Burris Title: Chief Financial Officer and Chief Operating Officer